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TRANSLATION                                                    EXHIBIT NO. 10.10


                           SIGNAL SUPPLY AGREEMENT


between

                          Deutsche Bundespost Telekom
          represented by the President of the Board of Telekom Potsdam who in turn is represented by the Manager of the

                       Telecommunications Office Cottbus


- - hereinafter called "Telekom" -


and

            PKG Projektmanagement Kommunikationsnetze GmbH & Co. KG,
                           Kabelbetriebsgesellschaft,
                   Vahrenwalder Strasse 213 in 30165 Hannover
             represented by its Managing Director Mr Klaus Sprenger

- - hereinafter called "the Company" -


Telekom and the Company enter into the following Individual Supply Agreement ("EAV") for the connection of the communal antenna installation ("GA") being in existence in the city of Finsterwalde to the Telekom radio transmission station on the basis of the Framework Agreement concluded on 28 August 1991 with PKG and being transferred to PKG Projektmanagement Kommunikationsnetze GmbH & Co. KG, Kabelbetriebsgesellschaft.

1. The Company will connect the stated antenna installations ("GA") of approximately 6.500 household units (WE") to the Telekom radio transmission station as soon as possible since the Company had been notified by Telekom that the relevant connection criteria exist and that the signals can be delivered by Telekom. The agreed connection date is 1 July 1995.

2. The GA will be connected to the handover point at the location of Lange Strasse 64. Connection and operation of the GA will be carried out subject to the authorised regulations and to the conditions governing the General Business Conditions valid at the time of connection which have been made public in every federal state (conditions for the overlapping of cable connections). The amount of remuneration claims is determined by the flat rate tariff, unless agreed otherwise. The
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     remuneration claim is based on
     the total number of housing units in the area concerned.

3. Telekom and the Company will endeavour to achieve an area-wide supply of the town of Finsterwalde as long as this is technically practicable and economically justifiable. An extension of the GA beyond the area under consideration will be possible subject to relevant additional agreements.

4. The Company will not terminate the connection of the private distribution installation before the expiration of this Agreement or reduce the number of the connected housing units in such a way that it renders this Agreement pointless.

5. The completion of the GA will, in principle, be carried out in timely coordination with the completion of the telephone network of Telekom within the supply area of the GA, or alternatively with the private broad band distribution installations of the Company which are to be connected to the handover point, as long as the extension of the Telekom network has not yet been completed. The completion dates for the GA are to be harmonised with the completion of the telephone network and to be coordinated in conjunction with the construction measures. Telekom and the Company will endeavour to make use of the compound advantage for both networks.

    In so far as the direct extension of the Telekom telephone network has not yet been determined, however, certain relevant provisional measures become necessary at the time of the GA completion, Telekom undertakes



    - to commission the Company to carry out the laying of telephone cables or alternatively to undertake provisional construction measures for the telephone network at adequate conditions within the framework of a tender, or

    - to explore further possibilities of compound utilisation in consultation with the Company, or

    - to waive the Company's obligation in respect of coordination under this Agreement.


6. If for this GA an authorization under the law governing telecommunications becomes necessary in view of its size and type in accordance with the relevant valid authorised regulations by the Federal Ministry for Post Office and Telecommunications and as long as this Supply Agreement is entered into in a legally binding form, Telekom will relinquish its own cabling in this area and thereby create a prerequisite for an authorization of the GA by the Federal Ministry for Post Office and Telecommunications.

7. The parties agree that this Agreement must not impede the extension and marketing of glass fibre networks by Telekom.


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    Taking into account the future extension of a service-integrated general glass fibre telecommunications network by Telekom, the following regulation applies to the area affected by the EAV:

    The extension of Telekom's general glass fibre network, which also enables the transmission of television and radio signals, will be carried out independently of existing private networks of the Company.

    Telekom will, as soon as possible after the extension of the glass fibre network in the area of the EAV, integrate the television and radio signal connections to the handover points in houses within network level 3 into the glass fibre network, notwithstanding the signal connections to the handover point as determined under item 2.

    Within the areas of this EAV, in which Telekom is re-building its telephone network on a copper basis, Telekom will renounce for a period of 15 years after commencement of this extension the general tender for television and radio programmes.

    During the completion in one area of the EAV of the glass fibre network for the general telecommunications service, Telekom renounces for the period of the EAV its right to offer to the participants in this area the service of a "cable connection". If other services of the glass fibre network are being offered, this restriction does not apply to these services.

    Telekom will not offer different BK-tariffs in the area of the EAV for the connection of the private network of the Company and for the rest of the communal area; the remuneration is the same as that applicable to the AGB of Telekom.

8. This Agreement is valid for a minimum period of 10 years and will be extended for a respective further year unless it is terminated six months prior to expiration by one of the parties to this Agreement.

9. Should individual regulations of this Agreement become wholly or partly invalid, the other regulations of this Agreement will not be affected.


Hannover, 11 August 1994


 ............................                  ...........................
for and on behalf of                          for and on behalf of
Telekom                                       the Company